Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

MAY 6, 2008

CBRE REALTY FINANCE, INC. ANNOUNCES

FIRST QUARTER 2008 RESULTS

Financial Results and Other Significant Events:

•

First quarter AFFO totaled $1.5 million, or $0.05 per diluted common share. Excluding $1.1 million related to litigation, proxy defense, and financial advisory fees, AFFO for the first quarter would have been $2.6 million, or $0.09 per diluted common share;

•	First quarter net income of $16.5 million, or $0.54 per diluted common share including a $13.2 million unrealized gain related to the mark-to-market impact of certain assets and liabilities;
•	In the first quarter 2008, all three major rating agencies affirmed notes issued by the Company’s $1.0 billion collateralized debt obligation (“CDO”);
•	Reduced the amount outstanding on its warehouse line to $31.1 million at March 31, 2008 from $144.2 million at December 31, 2007;
•	Completed sales of Rodgers Forge and Monterey assets, which are reflected in discontinued operations;
•	GAAP book value per diluted common share was $13.17 at March 31, 2008 after adoption of Statement of Financial Accounting Standards No. 159 (“SFAS 159”);
•	Declared a first quarter dividend of $0.15 per common share outstanding.

Hartford, CT, May 6, 2008 – CBRE Realty Finance, Inc. (NYSE: CBF) today reported results for the first quarter ended March 31, 2008.

CBRE Realty Finance reported first quarter net income of $16.5 million, or $0.54 per diluted common share, including a $13.2 million unrealized gain related to the mark-to-market impact of certain assets and liabilities due to the adoption of SFAS 159.

Adjusted funds from operations (“AFFO”) for the first quarter of 2008, which exclude the results of discontinued operations and any impact from the adoption of SFAS 159, was $1.5 million, or $0.05 per diluted common share. Excluding $1.1 million related to litigation, proxy defense, and financial advisory fees, AFFO for the first quarter would have been $2.6 million, or $0.09 per diluted common share.

Kenneth J. Witkin, president and chief executive officer commented, “While market conditions remained challenging during the quarter, we continued to execute on our three strategic priorities: preserving liquidity, stabilizing our portfolio, and emphasizing proactive asset and risk management.

“Our Board and management team remain committed to acting in the best interests of our Company and all of our stockholders. Consistent with this approach, our Board continues to actively work with our financial advisor, Goldman Sachs, to identify and evaluate a range of strategic and operational initiatives to enhance stockholder value,” Mr. Witkin added.

Liquidity and Funding

At March 31, 2008, the Company had approximately $18.0 million of cash and cash equivalents available and $64.6 million of restricted cash. The restricted cash is comprised primarily of $36.4 million of escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans and $15.3 million of cash available in its two CDOs. In addition, within its second CDO, the Company had available $35.8 million of revolving capacity specifically designated to fund future financing commitments on its existing loan portfolio. This undrawn capacity covers substantially all of the Company’s future commitments on its loan portfolio.

Loan and CMBS prepayments, sales, and amortization payments totaled $21.9 million during the first quarter of 2008.

At March 31, 2008, the Company had short-term borrowings outstanding on its warehouse line of $31.1 million. The Company has reduced the amount outstanding on this facility by $113.1 million since December 31, 2007. The Company’s remaining loan and CMBS investments are either unlevered or are match funded and term financed through its issuance of $1.35 billion of long-term CDO bonds. The weighted average financing costs of these facilities is approximately 44.4 basis points over the applicable LIBOR benchmarks with reinvestment periods remaining of 3.0 years in its first CDO and 4.0 years in its second CDO.

Operating Results

Loan and CMBS investments generated investment income of $27.8 million and net investment income of $6.8 million for the first quarter compared to $35.9 million and $11.4 million in the fourth quarter of 2007 respectively. Net investment income represents investment income from the Company’s loan and CMBS investments, less interest expense on the Company’s borrowings related to these investments. The reduction of net investment income from prior quarter relates to fee income recorded in the prior quarter, $94.8 million of non-performing assets, and $155.4 million of asset sales and repayments.

Interest expense on borrowings related to the Company’s loan and CMBS investments was $21.0 million for the first quarter 2008 compared to $24.5 million in the previous quarter and reflects interest expense on $1.35 billion of investment grade notes issued by the Company’s two CDOs, borrowings under the secured warehouse repurchase facility and $50.0 million of trust preferred securities.

At March 31, 2008, the Company’s debt-to-book equity ratio was 3.6x compared to 4.0x at December 31, 2007 on an adjusted basis giving effect to the adoption of SFAS 159.

Investment Portfolio

As of March 31, 2008, the Company’s investment portfolio of approximately $1.6 billion in assets consisted of the following:

				Weighted Average
investment	Carrying Value (000s)	Number of Investments	Percent of Total Investments	Coupon	Yield
Whole loans	$883,372	41	55.3%	6.12%	5.92%
B Notes	218,342	11	13.7%	6.80%	7.13%
Mezzanine loans	261,884	13	16.4%	8.36%	8.05%
CMBS	170,356	67	10.7%	5.49%	7.16%
Joint venture investments	63,812	8	4.0%	N/A	N/A

Total investments before loan loss reserve	1,597,766	140	100.0%
Loan loss reserve	(19,650)

Total investments, net	$1,578,116

Note: CMBS shown net of ($127,452) unrealized fair value marks

The investment portfolio decreased by $86.1 million since December 31, 2007. The reduction is primarily comprised of $66.2 million of unrealized fair value marks on the CMBS portfolio during the quarter and one $20.0 million mezzanine loan that was repaid during the quarter.

Loan Portfolio

The Company’s loan portfolio (whole loans, B Notes, mezzanine loans) is comprised solely of commercial real estate with no sub-prime exposure.

At March 31, 2008, the Company’s loan portfolio equaled $1.36 billion and consisted of 46.0 percent floating rate and 54.0 percent fixed rate loans, with a weighted average maturity of 2.9 years. The loan portfolio has a weighted average loan-to-value ratio of 70.0 percent compared to 70.3 percent in the previous quarter and is comprised of 64.8 percent first mortgages and 35.2 percent structured debt. The Company’s loan portfolio has loans scheduled to mature without extension options totaling $11.7 million in 2008 and $21.6 million in 2009.

At March 31, 2008, the Company had three loans totaling $94.8 million that are non-performing reflecting the same level as in the previous quarter’s earnings release on March 13, 2008. The non-performing assets represent 5.4 percent of total assets. Details of the three loans are as follows:

A $42.8 million B-Note had a maturity default on December 1, 2007 and is secured by a class A parcel of land in New York City that is intended to be developed into a mixed use retail and residential site. The B-Note was originally due on October 1, 2007 and was extended for 60 days with the sponsor funding an additional $150.0 million of cash equity. Interest on the loan has been paid through December 31, 2007 at the contractual rate. The Company is actively negotiating with the sponsor and lending group to resolve the maturity default.

A $40.0 million mezzanine loan had a maturity default on February 9, 2008 and is collateralized by four class A office properties located in New York City. The sponsor of this investment is also the sponsor of the $42.8 million B-Note investment discussed above. The borrower and lending group for the properties reached a consensual sale agreement that will allow the properties to be sold in an orderly fashion.

A $12.0 million whole loan is secured by a class B office property located in a suburb of Chicago, Illinois. As of March 31, 2008, the borrower of the whole loan had several defaults under the loan agreement that management does not expect the borrower will have the ability to cure and, as a result, foreclosure of this property is probable.

During the first quarter 2008, the Company added two loans totaling $19.4 million to its watch list.

The first watch list asset is a $12.0 million whole loan for a mixed use industrial and commercial facility located in Windsor, CT. As of March 31, 2008, loan interest was overdue and the loan had several technical defaults. Subsequent to March 31, 2008, the largest tenant of the facility, which is also the borrower, closed operations and engaged a broker to sell the building. Management concluded that no loan loss reserve was necessary at this time based on the estimated fair market value of the underlying collateral from a third party appraisal and a personal financial guaranty from the borrower.

The second watch list asset is a $7.4 million bridge loan secured by development rights to build an office building in the Washington, DC area. The borrower is in the process of completing predevelopment activities and obtaining necessary regulatory approvals to start construction. The loan matures in September 2008 and interest reserves were depleted in April 2008. Management is currently in the process of negotiating an extension for this loan. Management concluded that no loan loss reserve was necessary at this time based on the Company’s expectation that the borrower will obtain (i) necessary approvals to commence construction, (ii) lease commitments from potential tenants and (iii) refinancing of the bridge loan into a construction loan.

At March 31, 2008, the Company’s total loan loss reserves were $19.7 million, unchanged from the previous quarter, relating to the Company’s three non-performing loans with an aggregate outstanding principal balance of $94.8 million.

CMBS Portfolio

At March 31, 2008, the Company’s CMBS portfolio had a carrying value of $170.4 million. The average vintage of the underlying collateral is 38 months with 67.8 percent of the portfolio rated investment grade. The underlying loan delinquency of the portfolio is 0.18 percent compared to the market average of 0.52 percent. The entire CMBS portfolio is term financed within the Company’s two CDOs. For more details on the Company’s CMBS portfolio, please refer to the tables on page 12 of this release.

Joint Venture Investment Portfolio

At March 31, 2008, the Company had $77.4 million invested in joint venture equity investments with a carrying value of $63.8 million. The Company continues to explore opportunities to monetize or exit these investments.

Management Agreement Amendment

On April 29, 2008, the Company announced that its Board of Directors has approved certain modifications to the Company’s management agreement with CBRE Realty Finance Management, LLC (“the Manager”) designed to provide the Company with greater flexibility as it explores operational and strategic initiatives to enhance stockholder value.

Arbor Resolution

On April 23, 2008, the Company and Arbor Realty Trust, Inc. announced that they had reached an agreement relating to the Company’s 2008 Annual Meeting of Stockholders. As part of the agreement, Arbor will not initiate a proxy fight, will withdraw its slate of director nominees for the Company, and will abide by certain standstill provisions in the next 12 months. The Company has agreed not to exclude Arbor in any sale process that may be initiated by its Board during the next 12 months. The Company is not required to run any process of this type, and there is no assurance that it will.

FAS 159 Adoption

On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to elect to measure many financial instruments at fair value. Prior to this adoption, the Company’s CMBS and derivatives were marked to fair value through stockholders’ equity on the balance sheet creating a mismatch between the accounting for assets and the liabilities financing these assets. The Company typically holds all assets and liabilities to maturity and believes recording certain assets and corresponding liabilities at fair value provides a more accurate reflection of our book value under generally accepted accounting principles.

The Company elected the fair value option under SFAS 159 for:

(1)	all CMBS with a rating below AAA at the date of acquisition;
(2)	all CDO bonds with a rating below AAA at the date of issuance; and
(3)	all junior subordinated debentures.

The Company’s financial assets primarily include loans and CMBS. The Company’s loans are recorded on the balance sheet at historical cost, net of loan loss reserves. The Company’s CMBS are recorded at fair value, giving an appropriate depiction of changes in fair value throughout the holding periods. In addition, compared to CMBS, CDO bonds and junior subordinated debentures, the Company’s loans have significantly shorter terms, are unique in nature and lack a liquid market, thus ascertaining and recording an estimate of fair value would not be reflective of the distinct nature of these loans. To adequately match the changes in fair value of the assets that are recorded at fair value, where there is often significant volatility due to Company specific circumstances as well as external market factors, the Company believes it is preferable to also reflect changes in the fair value of the corresponding liabilities for CDOs and junior subordinated debentures. Since AAA rated CDO bonds are less volatile in nature, similar to the Company’s loans which are not recorded at fair value, the Company did not elect the fair value option of bonds that were AAA rated at the date of issuance in order to more appropriately match these instruments with the loans.

To address matching on the statement of operations, the Company also elected the fair value option on CMBS rated below AAA at the date of acquisition since the changes in fair value of these instruments have a strong correlation with the change in fair value of CDOs and junior subordinated debentures. Therefore the Company believes it is most representative to reflect changes in fair value of all of these instruments through the statement of operations.

While the Company did not elect to adopt SFAS 159 for derivative instruments, because CDOs are recorded at fair value, all interest rate swaps outstanding at January 1, 2008 no longer qualify for hedge accounting and subsequent changes in fair value are recorded as component of income from continuing operations.

For the details of the adoption of SFAS 159, please refer to the tables on page 11 of this release.

Dividends

On March 13, 2008, the Company announced that its Board of Directors declared a cash dividend of $0.15 per share, payable with respect to the quarter ended March 31, 2008. The dividend was paid on April 14, 2008 to stockholders of record as of the close of business on March 31, 2008.

Conference Call Details

CBRE Realty Finance will host a conference call on Tuesday, May 6, 2008, at 9:00 a.m. Eastern Time to discuss first quarter 2008 financial results. The call can be accessed live by dialing 800-922-0755, conference ID 46281939, or by visiting the company’s website at http://www.cbrerealtyfinance.com.

Investors may access a replay by dialing 800-642-1687, conference ID 46281939, which will be available through May 13, 2008. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures, such as FFO, and AFFO in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 10 of this release.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable.

The Company calculates AFFO by subtracting from or adding to FFO:

•

normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141;

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation;

•	unrealized gains or losses on derivative transactions and financial instruments including the impact from the adoption of, and continuing application of, SFAS 159; and

•	results from discontinued operations

The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, the Company’s ability to begin making investments in the future, availability, terms and development of short-term and long-term capital, availability of qualified personnel, changes in the industry, interest rates, the debt securities, credit and capital markets, the general economy or the commercial finance and real estate markets specifically, performance and financial condition of borrowers and corporate customers, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, the potential derivative shareholder claim and any future litigation that may arise, the ultimate resolution of the Company’s three non-performing loans totaling $94.8 million and the Company’s two Watch List loans totaling $19.4 million, the monetization of the Company’s joint venture investments, the outcome of the Company’s exploration of operational and strategic initiatives, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Financial Tables Follow…

CBRE Realty Finance, Inc.

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share and share data)

	For the Three Months Ended March 31, 2008	For the Three Months Ended March 31, 2007
Revenues:
Investment income	$27,843	$25,540
Property operating income	1,812	1,656
Other income	408	382

Total revenues	30,063	27,578

Expenses:
Interest expense	21,868	17,545
Management fees	1,610	2,064
Property operating expenses	1,154	901
Other general and administrative (including $288 and $91, respectively of stock-based compensation)	3,909	1,795
Depreciation and amortization	418	826

Total expenses	28,959	23,131

Income from continuing operations before gains and losses	1,104	4,447
Loss on sale of investment	—	(287)
Gains (losses) on financial instruments	13,153	(107)

Income from continuing operations before equity in net loss of unconsolidated joint ventures	14,257	4,053
Equity in net loss of unconsolidated joint ventures	(1,940)	(2,530)

Income before minority interest and discontinued operations	12,317	1,523
Minority interest	(28)	(52)

Income from continuing operations	12,345	1,575
Discontinued Operations:
Operating results from discontinued operations	(2,620)	—
Gain on sale of investment	6,780	—

Income from discontinued operations	4,160	—

Net income	$16,505	$1,575

Weighted-average shares of common stock outstanding:
Basic	30,415,572	30,161,774

Diluted	30,482,437	30,389,938

Basic earnings per share:
Income from continuing operations	$0.40	$0.05
Income from discontinued operations	0.14	—

Net income	$0.54	$0.05

Diluted earnings per share:
Income from continuing operations	$0.40	$0.05
Income from discontinued operations	0.14	—

Net income	$0.54	$0.05

Dividends declared per share of common stock	$0.15	$0.21

CBRE Realty Finance, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except per share and share data)

	March 31, 2008 (Unaudited)	December 31, 2007 (Audited)
Assets:
Cash & cash equivalents	$17,993	$25,954
Restricted cash	64,554	137,004
Loans and other lending investments, net ($75,129 at fair value, respectively)	1,343,948	1,362,054
Commercial mortgage backed securities, at fair value	170,356	236,134
Real estate, net	65,159	65,495
Investment in unconsolidated joint ventures	51,464	53,145
Derivative assets, at fair value	136	125
Accrued interest	7,882	9,304
Other assets	25,070	25,658
Assets held for sale	—	154,426

Total assets	$1,746,562	$2,069,299

Liabilities and Stockholders’ Equity:
Liabilities:
Collateralized debt obligations ($264,143 and $0 at fair value, respectively)	$1,089,143	$1,339,500
Repurchase obligations	31,088	144,183
Mortgage notes payable	54,927	54,899
Note payable	21,111	21,736
Derivative liabilities, at fair value	76,713	40,403
Management fee payable	645	566
Dividends payable	4,638	6,493
Accounts payable and accrued expenses	9,005	8,439
Other liabilities	35,553	39,732
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities, at fair value	21,515	50,000
Liabilities held for sale	—	149,869

Total liabilities	1,344,338	1,855,820

Commitments and contingencies	—	—
Minority interest	635	663

Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.01 per share: 100,000,000 shares authorized; 30,920,225 shares issued	309	309
and outstanding at March 31, 2008 and December 31, 2007
Additional paid-in capital	422,563	422,275
Common stock subscription receivable	—	—
Accumulated other comprehensive loss	(43,517)	(106,406)
Retained earnings (Accumulated deficit)	22,234	(103,362)

Total stockholders’ equity	401,589	212,816

Total liabilities and stockholders’ equity	$1,746,562	$2,069,299

CBRE Realty Finance, Inc.

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended	For the Three Months Ended
	March 31, 2008	March 31, 2007
Funds from operations:
Net income	$16,505	$1,575
Gain from sale of property - discontinued operations	(6,780)	—
Real estate depreciation and amortization:
Consolidated partnerships	327	826
Unconsolidated ventures	2,156	3,168

Funds from operations	$12,208	$5,569
Adjusted funds from operations:
Amortization of deferred stock-based compensation	288	91
Straight-line rental income—unconsolidated ventures	(597)	(127)
Unrealized (gain) loss on financial instruments	(13,153)	57
Unrealized loss on financial instruments—unconsolidated ventures	339	—
Fair value lease revenue (SFAS 141)	—	(11)
Fair value lease revenue (SFAS 141)—unconsolidated ventures	(163)	(187)
Operating results from discontinued operations	2,620	—

	$1,542	$5,392

Weighted-average shares of common stock outstanding:
Basic	30,415,572	30,161,774

Diluted	30,482,437	30,389,938

FFO share of common stock:
Basic	$0.40	$0.18

Diluted	$0.40	$0.18

AFFO share of common stock:
Basic	$0.05	$0.18

Diluted	$0.05	$0.18

Reconciliation of Stockholders’ Equity (in thousands, except per share data)
Stockholders’ Equity at December 31, 2007 as reported	$212,816
Cumulative effect of initial adoption of SFAS 159 as of January 1, 2008
CDO bonds below AAA fair value marks	151,415
Junior subordinate debentures fair value marks	23,545

Subtotal cumulative effect of SFAS 159	174,960
As Adjusted December 31, 2007 Stockholders’ Equity	387,776

As Adjusted Stockholders’ Equity per Diluted Common Share at December 31, 2007	$12.76
Quarterly unrealized fair value marks (first quarter 2008)
CDO bonds below AAA SFAS 159 fair value marks	112,142
Junior subordinate debentures SFAS 159 fair value marks	4,940
CMBS investments below AAA SFAS 159 fair value marks	(66,221)

Subtotal quarterly SFAS 159 fair value marks	50,861
Derivative portfolio fair value marks	(37,708)
Other	660
Stockholders’ Equity at March 31, 2008	$401,589

Stockholders’ Equity per Diluted Common Share at March 31, 2008	$13.17

CMBS Portfolio by Credit Ratings

Security Description	Market Value (000s)	% of Total	Cumulative %
CMBS Class A or better	$6,906	4.1%	4.1%
CMBS Class BBB	108,548	63.7%	67.8%
CMBS Class BB	38,282	22.5%	90.2%
CMBS Class B	14,915	8.8%	99.0%
CMBS Class NR	1,705	1.0%	100.0%
Total securities available-for-sale	$170,356	100.0%

CMBS Portfolio by Vintage

Security Description	Market Value (000s)	% of Total	Cumulative %
CMBS 1998 Vintage	6,733	4.0%	4.0%
CMBS 2000 Vintage	8,738	5.1%	9.1%
CMBS 2001 Vintage	7,801	4.6%	13.7%
CMBS 2002 Vintage	8,508	5.0%	18.7%
CMBS 2005 Vintage	46,947	27.6%	46.2%
CMBS 2006 Vintage	76,066	44.7%	90.9%
CMBS 2007 Vintage	15,563	9.1%	100.0%

Total securities available-for-sale	170,356	100.0%